EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Neogen Corporation

Lansing, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184176) of Neogen Corporation of our reports dated July 30, 2021, relating to the consolidated financial statements, and the effectiveness of Neogen Corporation’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Grand Rapids, Michigan

July 30, 2021